Exhibit 21.1

SUBSIDIARIES OF U.S. SHIPPING PARTNERS L.P.

Name of Subsidiary	State of Organization

U.S. Shipping Operating LLC	Delaware
USS Chartering LLC	Delaware
ITB Baltimore LLC	Delaware
ITB Groton LLC	Delaware
ITB Jacksonville LLC	Delaware
ITB Mobile LLC	Delaware
ITB New York LLC	Delaware
ITB Philadelphia LLC	Delaware
USCS Chemical Pioneer Inc	Delaware
USCS Chemical Chartering LLC	Delaware
USCS Charleston Chartering LLC	Delaware
USCS Charleston LLC	Delaware
USS Houston LLC	Delaware
USCS Sea Venture LLC	Delaware
USS Product Carriers LLC	Delaware
USS ATB 1 LLC	Delaware
USS ATB 2 LLC	Delaware